EXHIBIT 99.1
                                  ------------


For Immediate Release                   For Confirmation Contact:
September 27, 1996                      Harold M. Curdy
                                        Vice President - Finance
                                        (972) 458-0028


                KEYSTONE AND DeSOTO STOCKHOLDERS APPROVE MERGER

Keystone Consolidated Industries, Inc. (NYSE: KES) and DeSoto, Inc. (NYSE: DSO), today announced their respective stockholders approved the merger of the two companies and, upon completion of the merger, DeSoto became a wholly-owned subsidiary of Keystone. Pursuant to the merger, Keystone's current seven-member Board of Directors was expanded to nine members, adding former DeSoto directors, William Spier and William P. Lyons.

Concurrent with the merger, Keystone's underfunded pension plans were merged into DeSoto's overfunded pension plan. Glenn Simmons, Chairman of Keystone and Vice-Chairman of Contran Corporation, Keystone's largest stockholder, said "When Contran Corporation acquired its initial interest in Keystone in 1982, Keystone had a significantly underfunded pension plan. Over the last 14 years, Keystone has made significant strides in reducing its pension liability through accelerated pension contributions and investment performance. This merger with DeSoto, and subsequent merger of the Keystone and DeSoto pension plans, is the final chapter in our efforts to eliminate the underfunding of Keystone's pension plan. I am pleased to say these transactions will result in an overfunded plan for financial reporting purposes and should significantly reduce future pension expense and contributions by Keystone."

DeSoto common shares are tradeable on the NYSE until the close of the market today. Upon opening of the NYSE on Monday, September 30, 1996, each share of DeSoto common stock held in street name will represent, and be freely tradeable as, .7465 of a share of Keystone common stock (less cash to be paid for fractional shares). DeSoto stockholders of record will receive specific instructions as to how to exchange DeSoto common stock for Keystone common stock. All exchanges of stock will be executed through ChaseMellon Shareholder Services, L.L.C., Keystone's Exchange Agent.

Keystone, headquartered in Dallas, Texas, is engaged in the manufacture and distribution of fencing and wire products, carbon steel rod, industrial wire, nails and construction products and, through DeSoto, the production and packaging of household cleaning products.